TERRAVIA HOLDINGS, INC.
KEY EMPLOYEE INCENTIVE PLAN
Section 1. Purpose. The purpose of this Key Employee Incentive Plan (the “Plan”), to be implemented only upon a final order entered by the United States Bankruptcy Court for the District of the Delaware (such implementation date, the “Effective Date”), is to promote the interests of TerraVia Holdings, Inc. (the “Company”), a Delaware corporation, by providing incentives to key management personnel of the Company to make extraordinary efforts to execute the strategic objectives of the Company in a manner most beneficial to the Company and its stakeholders.
Section 2    . Definitions. As used in this Plan, the following terms shall have the meanings indicated.
“2017 KEIP” means the Company’s 2017 KEIP Performance Plan as approved by the Board on June 26, 2017.
“Auction” means the auction of the Company’s assets in accordance with the Order (I) Approving Bidding Procedures for Sale of Debtors’ Assets, (II) Approving Stalking Horse Bid Protections, (III) Scheduling Auction for, and Hearing to Approve, Sale of Debtors’ Assets, (IV) Approving Form and Manner of Notices of Sale, Auction and Sale Hearing, (V) Approving Assumption and Assignment Procedures and (VI) Granting Related Relief [D.I. __].
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C § 101 et seq.
“Board” means the Board of Directors of the Company.
“Bonus” means the cash amount that becomes payable to a Participant upon the occurrence of a Sale Transaction.
“Bonus Pool” means the aggregate cash bonus pool available to compensate the Participants in connection with a Sale Transaction, as calculated in accordance with Annex A-1 based on the Total Noteholder Consideration.
“Cause” means the occurrence of any of the following with respect to a Participant, if such occurrence is confirmed by a finding of the Board of Directors:
(a)    any material act of fraud or embezzlement by the Participant in connection with the Participant’s responsibilities as an employee;
(b)    the Participant’s intentional and material falsification of any employment or Company records;
(c)    the Participant’s improper disclosure of the Company’s confidential or proprietary information or material breach of any confidentiality or assignment and invention agreement with the Company;

(d)    any act of gross misconduct by the Participant that has or is reasonably expected to have a material detrimental effect on the Company’s reputation or business;
(e)    the Participant’s consistent or gross inattention, as documented in writing by the Board on an ongoing basis, to the essential functions of the position; or
(f)    the Participant’s being convicted of a felony.
“DIP Lenders” has to meaning given to such term in the Interim DIP Order.
“Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder.
“Expiration Date” means December 31, 2017.
“Good Reason” means, with respect to a Participant, a material reduction in the Participant’s then-current base salary.
“Interim DIP Order” means the Interim Order Pursuant to 11 U.S.C. §§ 105, 362, 364(c), 364(d)(1), 364(e), 503 and 507 (I) Authorizing the Debtors to Obtain Senior Secured Super-Priority Post-Petition Financing, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing and (V) Granting Related Relief [D.I. 62].
“Notice Agreement” means the written notice provided by the Company pursuant to the consent of the Board to each Participant setting forth the terms of such Participant’s eligibility for a Bonus under this Plan.
“Participant” means an individual listed on Annex A-2.
“Participation Percentage” means the percentage of the Bonus Pool, as set forth on Annex A-2, to which a Participant shall be entitled upon the occurrence of a Payment Event, subject to the conditions set forth in this Plan.
“Payment Event” means the consummation of a Sale Transaction.
“Purchase Price” means the total amount of all cash and the fair market value of any securities or other tangible property paid to the Company as consideration in connection with a Sale Transaction. If the Sale Transaction takes the form of a joint venture or similar structure, then the Purchase Price shall include all consideration contributed, directly or indirectly, to such joint venture or similar structure by the Company. The Purchase Price shall also include the face amount of any liabilities tendered in connection with any credit bid. For purposes hereof, and by way of example, the Purchase Price of the Stalking Horse Bid is $20.0 million, less any Holdback Amount (as defined in the Stalking Horse Agreement).
“Required DIP Lenders” has the meaning given to such term in the Interim DIP Order.

“Sale Transaction” means any transaction or series of related transactions with an aggregate Purchase Price equal to or in excess of the Purchase Price of the Stalking Horse Bid that constitute the disposition to one or more third parties (including, without limitation, any person, group of persons, partnership, corporation or other entity, and also including, among others, any of the existing owners or stockholders (in each such case only to the extent there is an additional bona fide third party offer), employees, or creditors of the Company and/or the affiliates of each) in one or a series of related transactions of (a) all or substantially all equity interests of the Company and/or (b) all or a majority of the assets or operations of the Company or any joint venture or partnership or other entity formed by it, in either case, including, without limitation, through a sale or exchange of capital stock, options or assets with or without a purchase option, a merger, consolidation or other business combination, an exchange or tender offer, or any similar transaction, including, without limitation, any sale transaction under sections 363, 1129 or any other provision of the Bankruptcy Code; provided that, for the purposes of (b) above, any sale of the assets of the Company that does not include the Company’s 50.1% ownership interests in SB Oils Parent shall not constitute a sale of all or a majority of the assets of the Company.
“SB Oils Parent” means Solazyme Bunge Renewable Oils Coöperatief U.A., a Dutch cooperative.
“Stalking Horse Agreement” means that certain Stock and Asset Purchase Agreement, dated as of August 1, 2017, by and among, inter alia, the Company and Corbion, N.V.
“Stalking Horse Bid” means the bid made by Corbion, N.V. under the Stalking Horse Agreement to purchase a significant portion of the Company’s assets for an aggregate purchase price of $20,000,000, less any Holdback Amount.
“Total Noteholder Consideration” means the total consideration distributable to the holders of the Company’s senior subordinated convertible notes on account thereof, as agreed to in good faith by the Company and the Required DIP Lenders at the close of the Auction (which shall be, for the avoidance of doubt, net of administrative expenses, including professional fees).
Section 3    . Administration. This Plan shall be administered by the Board. Subject to the terms of this Plan, the Board, in consultation with the DIP Lenders, shall have full power and authority to make determinations and take any other action that the Board deems necessary or desirable for the administration of this Plan.
Section 4    . Bonuses.
(a)    Payment of Bonuses. Subject to the conditions set forth in Sections 4(c) and 6, each Participant shall receive a Bonus in cash from the Company if (i) a Payment Event occurs and (ii) such Participant remains employed by the Company as of the occurrence of such Payment Event. The amount of such Bonus shall be calculated in accordance with such Participant’s Participation Percentage, and shall be paid on or within 10 business days after the occurrence of such Payment Event.

(b)    Effect of Involuntary Termination. If before the occurrence of a Payment Event, (i) a Participant’s employment is terminated by the Company without Cause, (ii) a Participant’s employment is terminated due to a resignation for Good Reason or (iii) a Participant dies or becomes Disabled while an employee of the Company, then on or within 10 business days after such Payment Event occurs, such Participant shall be entitled to receive the Bonus to which such Participant would otherwise have been entitled if such Participant had remained employed with the Company through the occurrence of such Payment Event.
(c)    Effect of Other Termination. If before a Payment Event (i) a Participant’s employment is terminated by the Company for Cause, (ii) a Participant resigns from his position with the Company in circumstances that do not constitute Good Reason, or (iii) the Participant otherwise does not accept employment offered by the purchaser under a Sale Transaction, such Participant shall not be eligible to receive a Bonus.
(d)    No Redistribution of Forfeited Bonuses. In the event that a Participant is not entitled for any reason to receive a Bonus (including due to a forfeiture under Section 4(c)), the portion of the Bonus that would have been received by such Participant shall be forfeited and shall not be redistributed to the Bonus Pool.
Section 5    . One-Time Bonus. Any Bonus paid hereunder is a one-time, special bonus and shall not be included for purposes of computing or determining any Participant’s compensation under any retirement or benefit plans of the Company.
Section 6    . Conditions for Receipt of Bonus. Subject to Section 4(c), the receipt of any Bonus hereunder shall be subject to the obligation of the Participant from the date hereof until the earlier of the occurrence a Payment Event or the Expiration Date to affirmatively assist the Board and the Company, and their financial advisors and affiliates, in the successful completion of the Payment Events contemplated hereby.
Section 7    . Return of Property. If a Participant’s employment with the Company is terminated for any reason, such Participant will surrender to the Company all memoranda, books, papers, plans, information, letters and other data of the Company, and all copies thereof or therefrom, and all other property belonging to or in any way relating to the business of the Company.
Section 8    . Miscellaneous.
(a)    Governing Law. This Plan and the Notice Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
(b)    Entire Agreement; Amendments. This Plan and the Notice Agreement set forth the entire agreement with respect to the Bonuses described herein and supersede all prior agreements or other arrangements or communications with respect to such matters (including, for the avoidance of doubt, the 2017 KEIP) and any other performance-based bonuses. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time, with the consent of the Required DIP Lenders; provided, however, that the Board may not, without consent of the applicable Participant, waive, amend, alter or suspend the terms of the Plan to adversely affect any Participant after the Participant has been selected by the Board for participation in the Plan and notified of such participation pursuant to a Notice Agreement, except as otherwise set forth in the Plan.
(c)    No Waiver. The failure of the Company or any Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.
(d)    Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan outstanding shall not be affected thereby.
(e)    Successors; Binding Agreement. This Plan shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Company and the Participants.
(f)    Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to: (i) the Company at 225 Gateway Boulevard, South San Francisco, CA 94080, Attention: Board of Directors; and to (ii) a Participant at the address of such Participant as set forth on the Participant’s Form W-2 with respect to the Company, provided that a copy of all notices to the Company shall be provided to the Secretary of the Company, in each case at 225 Gateway Boulevard, South San Francisco, CA 94080, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(g)    Withholding Taxes. The Company may withhold from any amounts payable under this Plan such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(h)    No Rights Other Than Those Expressly Created. Neither this Plan nor any action taken hereunder shall be construed as (i) giving a Participant any right to be retained as an employee of, or continue to be affiliated with, the Company, or otherwise (ii) creating a trust of any kind or a fiduciary relationship of any kind between the Participant and the Company or any DIP Lender.
(i)    Term of Plan. This Plan shall remain in effect from the date hereof until the Expiration Date or the earlier payment of all of the Bonuses; provided that the obligation to pay any Bonus hereunder in connection with a Payment Event that has occurred on or prior to the Expiration Date, and the provisions of Section 7 and Section 8 hereof, shall survive any termination of this Plan.

Annex A-1

Total Noteholder Consideration	Bonus Pool
< $21,000,000	$0
$21,000,000	$500,000
> $21,000,000	$500,000 plus 3% of Total Noteholder Consideration in excess of $21,000,000; provided that the Bonus Pool shall not exceed $3,500,000

Annex A-2
Participants and Participation Percentages

Participant	Participation Percentage
Apu S. Mody	22%
Tyler W. Painter	18%
Peter J. Licari	18%
Paul T. Quinlan	18%
Mark Brooks	8%
Graham Ellis	8%
Walter Rakitsky	8%